Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For additional information:

Deutsche Bank Press Office (212) 454-2085

Shareholder Account Information (800) 294-4366

DWS Closed-End Funds (800) 349-4281

DWS RREEF Real Estate Fund, Inc. Announces Cooperation and Voting Agreement with the Horejsi Group, Modifications of its Bylaws relating to the Maryland Control Share Acquisition Act, Termination of its Rights Agreement (dated August 18, 2009) and New Annual Meeting and Record Dates for its 2009 Annual Meeting of Stockholders

NEW YORK, NY, November 6, 2009 -- The Board of Directors of DWS RREEF Real Estate Fund, Inc. (AMEX:SRQ) (the “Fund”) announced that the Fund and its investment adviser, Deutsche Investment Management Americas Inc., have entered into a Cooperation and Voting Agreement (the “Agreement”) with the Susan L. Ciciora Trust (the “Trust”) and Mr. Stewart R. Horejsi (collectively, the “Covered Stockholders”). Pursuant to the Agreement, the Trust has agreed not to pursue its previously announced proposals related to the operation and governance of the Fund and, as recommended by the Board of Directors of the Fund, the Covered Stockholders have agreed to vote in favor of the proposed liquidation and dissolution of the Fund to be considered by the Fund’s stockholders at their upcoming Annual Meeting. As part of the Agreement, the Fund has terminated its Rights Agreement, dated August 18, 2009, and has amended its By-laws to provide that the Maryland Control Share Acquisition Act shall not apply to the acquisition of shares of the Fund’s common stock by any stockholder of the Fund so long as such stockholder’s voting power in the election of directors of the Fund remains below 1/3 of all of such voting power.

In addition, the Fund is announcing that its 2009 Annual Meeting of Stockholders, previously scheduled to be held on December 7, 2009, has been cancelled and is now scheduled to be held on January 29, 2010. At the meeting, stockholders will be asked to vote on the election of directors of the Fund and a Board approved plan to liquidate and dissolve the Fund. Only holders of record of common and preferred shares of the Fund at the close of business on December 21, 2009 are entitled to vote at such meeting and any postponement(s) or adjournment(s) thereof.

The 2009 Annual Meeting of Stockholders of DWS RREEF Real Estate Fund II, Inc. (AMEX: SRO) is unchanged and will be held as scheduled at 11:00 a.m. on Monday, December 7, 2009 at the Marriott Eastside, 525 Lexington Avenue, New York, NY 10017.

For more information on SRQ visit www.dws-investments.com or call (800) 349-4281.

IMPORTANT INFORMATION

Investments in funds involve risk. The fund involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the ability of the Funds to obtain any required shareholder approvals; (ii) the need to obtain any necessary regulatory approvals; (iii) the effects of changes in market and economic conditions; (iv) other legal and regulatory developments; and (v) other additional risks and uncertainties.

NOT FDIC/ NCUA INSURED • MAY LOSE VALUE • NO BANK GUARANTEE

NOT A DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. (R-14558-1 11/09)